Exhibit 10.22

EMPLOYMENT AGREEMENT

     Employment Agreement made effective as of May 15, 1996 between KAYE GROUP, INC. (“Employer”) with offices at 122 East 42nd Street, New York, New York 10168 and Michael P. Sabanos (“Employee”) residing at 62 Sherwood Drive, Huntington, New York 11743.

     In consideration of the mutual agreements herein contained and as a condition of employment, and for other good and valuable consideration, the parties hereto hereby agree as follows:

1.	Employment

     Employee shall be employed by the Employer, shall faithfully perform for the Employer (and its affiliates) such duties as is required as the Employer’s Senior Vice President – Chief Financial Officer and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time–to–time by the Employer’s senior officers and as are consistent with the position occupied by the Employee.

2.	Representation and Warranties

     2.1  a.   Each party hereto represents and warrants that the execution and performance of this Agreement will not conflict with, result in the breach of, or constitute a default or violation of any other agreement by which such party is bound.

          b.   Employee represents and warrants as follows:

               i.   no event, act or omission has occurred prior to the effective date of this Agreement (including without limitation any criminal conviction or failure on his part to contest any criminal proceeding, or any judicial or administrative decree or order by which he is bound or event affecting any business as to which he was a director, officer employee or service provider) which would in any manner (i) require disclosure pursuant to the provisions of Regulation S-K promulgated under the Securities Act of 1933 regarding disclosures of “Involvement in certain legal proceedings”; or (ii) limit his ability to serve as the chief financial officer of a publicly held company; or (iii) occasion the concern of any Federal or State regulatory body (including without limitation the Securities and Exchange Commission or any body with which the securities of the Employer may be listed) regarding Employee’s capacity, qualification, character or fitness, or (iv) result in the refusal or inaction of any provider of directors and officers liability insurance and/or errors and omissions insurance and/or fidelity insurance to include Employee within its coverage; and

               ii.   A.   In amplification of i. Above, except as disclosed in writing to Employer, Employee has not been in any manner involved in any civil, criminal, judicial or regulatory proceeding involving any insurance or reinsurance company, any insurance or reinsurance broker, agent, consultant or intermediary, and/or any entity with responsibility of any nature of kind for the auditing of the foregoing or for the monitoring or investment of the assets of the foregoing.

                    B.   Employee hereby discloses as follows:

                         1.   Employee as Chief Financial Officer of Kalvin-Miller Inc. has been involved in proceedings regarding insurance companies and brokers as part of his employment duties. Employee has not been named as a party in any such action or proceeding, nor is the Employee aware of any valid basis for him to be so named.

                         2.   Employee is not aware of any allegation of misconduct on his part with respect to such duties, whether the subject of a proceeding or action or otherwise; nor is the Employee aware of any valid basis for any such allegation to be made.

                    C.   Employee states and the Employer acknowledges that no further disclosure regarding the substance or the matter referred to in B above can be made in light of the obligation of Employee under his confidentiality obligations to Kalvin-Miller, Inc.

     2.2   Employee represents that Employee initiated contact with Employer and by means of such contact sought employment by the Employer. Employer did not solicit Employee.

     2.3   Employee represents and warrants that, to the extent that Employee heretofore received any proprietary, confidential or privileged information of any third party, Employee is instructed and agrees to keep such information in confidence in fulfillment of Employee’s legal, ethical and/or contractual obligations to such third party. Employer neither requests nor desires any disclosure of such information to Employer.

     2.4   Each party hereto represents and warrants that this Agreement is the valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally or by limitations on the availability of equitable remedies.

3.	Compensation

     3.1   In full consideration of Employee’s obligations and performance under this Agreement, Employer agrees to pay Employee:

               3.1.1   An annual salary of two hundred thousand dollars ($200,000.00) payable bi-weekly or at such other interval as Employer may establish for its usual payroll payment and subject to required withholding or taxes, social security, benefit payments, etc. If Employee is employed by Employer as of February 1, 1997, Employee’s annual salary shall be increased to two hundred twenty thousand dollars per annum ($200,000.00) payable as provided herein.

               3.1.2   A minimum bonus of ten thousand dollars ($10,000.00) and an additional ten thousand dollar ($10,000.00) bonus if ninety-five percent (95%) of 1996 Net Income as budgeted is achieved and an additional ten thousand dollar ($10,000.00) bonus if on hundred percent (100%) of 1996 Net Income as budgeted is achieved. Any bonus as is due in accordance with this section shall be paid on or about March 31, 1997.

               3.1.3   An automobile allowance of one thousand dollars ($1,000.00) per month. Employee shall be responsible for the proper tax reporting thereof.

     3.2   Employee may participate in Employer’s employee insurance and other benefit plans in accordance with the provisions of such plans, unless ineligible or as otherwise specifically provided in such plans. The Employer reserves the right to amend, terminate and/or suspend such benefits generally.

     3.3   Employer shall grant a stock option to Employee on the effective date of this Agreement of 10,000 shares of the Employer in accordance with its Stock Option Plan, such options to be awarded in accordance with the procedures, terms and conditions of such Plan.

4.	Term

     4.1   The employment of Employee hereunder shall commence effective May 15, 1996.

          Such employment shall continue for an initial term of ending May 31, 1997.

          Unless notice of non-renewal is given in writing by either party prior to February 28, 1997, such initial term shall continue for a first renewal term ending November 30, 1997.

          Unless notice of non-renewal is given in writing by either party prior to August 31, 1997, such initial term shall continue for a second renewal term ending May 31, 1998.

          The foregoing periods, if active, are referred to collectively as the “Term”.

     4.2  a.   During the Term, Employee shall not be dismissed from his Employment by Employer except in accordance with the termination provisions of this Agreement;

          b.   After the Term, Employee acknowledges that Employee shall be an “employee at will” and that either parry may terminate Employee’s employment by the Employer at any time, for any reason, or for no reason, in accordance with the notice provision set forth below.

     4.3   Employer shall have the right to terminate this Agreement for cause at any time without notice. As used herein, “cause” shall mean:

4.3.1	Loss or suspension of any professional license to the extent required for the Employee to perform his duties;

4.3.2	Indictment of any criminal offense, whether or not related to the performance of Employee’s duties;

4.3.3	Violation of any law or regulation applicable to the Employer in the course of its business and/or to Employee while fulfilling Employee’s obligations under this Agreement.

4.3.4	Failure or inability to perform any material duties required hereunder where said non-performance remains uncorrected ten (10) days after the Employer gives notice of such non-performance;

4.3.5	Any action whether occurring on or off the premises of the Employer which causes or may reasonably be anticipated to cause the Employer to be held in disrepute or to incur adverse publicity;

4.3.6	Willful misconduct or gross negligence in the performance or non-performance or the obligations of the Employee’s obligations under this Agreement;

4.3.7	Any non-performance of Employee’s obligations under this Agreement; provided, however, that if the non-performance is able to be cured, the Employee shall have a period of ten (10) days to complete such cure following receipt of written notice from the Employer setting forth the nature of such non-performance.

5.	Employee Covenants

     5.1   Employee’s Duties

          The Employee shall devote all of Employee’s working time and effort to the performance of his duties hereunder and shall not become personally involved in the management of any other company, partnership or proprietorship or other entity, other than Employer’s affiliates, without the written consent of the Employer’s Board of Director’s. Notwithstanding the foregoing the Employee may serve as a trustee, director or officer of not-for-profit organizations. The Employee shall perform the services required hereunder in the greater New York City metropolitan area; the Employee shall not be required to relocate to another part of the country in connection with his employment hereunder.

     5.2   Ownership of Insurance Accounts

          Employee expressly agrees that any and all insurance business at any time produced or transacted by Employee or referred to Employee by any individual or entity, of any nature or kind, prior to and while Employee is employed by the Employer is and shall be the permanent and exclusive property of the Employer and shall be for the Employer’s exclusive benefit; that Employee shall have no right at any time, whether before or after termination of Employee’s services, in or to any insurance business of any entity produced or transacted by Employee or such entity with the Employer; that all compensation to which Employee may be entitled shall be determined and paid as of the date of such termination (and shall include all amounts due and owing to me with respect to earned commissions and bonuses accruing prior to the date of termination), and, except as the Employer and Employee may otherwise specifically agree in writing, Employee shall have no right or claim against the Employer or any other and shall not be entitled to any further remuneration for or on account or any business, premiums or commissions thereafter accruing or on any account produced or serviced by Employee during the period of Employee’s services.

     5.3   Rights to Employee’s Work Product

          Employee agrees that any work which Employee performs, and any proposals which Employee may make for the Employer, including, but not limited to, proposals which Employee may develop for insurance or self-insurance or risk management programs and/or products, shall be the sole property of the Employer which the Employer shall be free to use and exploit (or to decline to use or exploit) during and following the period of Employee’s services without any right or claim on Employee’s part.

     5.4   Protection of Confidential Information

          All records, files, manuals, lists of customers, blanks, forms, supplies, computer programs and data files, memoranda, notes, lists, and other documents and/or other materials, including but not limited to, the Employer’s list of prior, current or proposed clients or accounts, information regarding actual or potential providers or insurance or reinsurance to the clients of the Employer, information regarding actual or potential wholesale or specialty brokers who assist or may assist in finding insurance or reinsurance for clients of the Employer; and/or information regarding the structure and operations of programs of insurance for groups of insureds, and all copies thereof, used by Employee, or generated, obtained or compiled by Employee or made available to the Employee concerning Employer, its affiliates or the clients or any of their respective affiliates shall be Employer’s or its affiliates’ property, as the case may be, all of which shall be considered Employer’s confidential or proprietary information, shall be kept confidential in accordance with the provisions of this Section and any and all physical representations of such information whether in print or on magnetic media, or the like, shall be delivered to the Employer at any time on request, subject to the right of the Employee to lodge copies with his legal counsel in the event such Confidential Information is needed in connection with any future dispute or investigation. Employee will not at any time, during or after the period of Employee’s employment, divulge or appropriate to Employee’s own use or to the use of others, any secret, confidential or proprietary information or knowledge regarding the Employer or its clients, either obtained by Employee or of which Employee becomes aware in any manner whatsoever during or in connection with Employee’s services. Furthermore, upon any termination of employment hereunder, Employee shall immediately deliver to Employer or its authorized representative all such property, including all copies, then in Employee’s possession or control.

     5.5   Covenant Not to Solicit and Compete

          In consideration of the engagement of Employee’s services by Employer hereunder, Employee agrees that for a period of two years after the date on which Employee ceases, for any reason, to be employed by Employer or any of its affiliates, Employee shall not, directly or indirectly (whether as an employee, director, officer, Employer, agent, consultant, independent contractor, owner, shareholder, partner, or otherwise), except as an employee or agent for Employer or any of its affiliates:

5.5.1	solicit, accept, or service any existing or future insurance business of any kind:

5.5.1.1	From any customer (including any active and/or prospective customer who is an actual or intended object of substantive solicitation by the Employer) of Employer or its affiliates (whether pursuant to this Agreement or otherwise); and/or

5.5.1.2	from any of the parents, subsidiaries, associated entities, successors and/or assigns of any such customer; or

5.5.2	assist or be employed, retained, or engaged by any person in soliciting, accepting, or servicing any existing or future insurance business of any kind from any of the customers referenced in Section 5.4.1; or

5.5.3	request, advise, and/or encourage any of the customers referenced in Section 5.4.1, or any of the parents, subsidiaries, associated entities, successors and/or assigns of any such customers, to withdraw, cancel, curtail, relocate, or assign or reassign to, or place with others any of its existing or future insurance with respect to any new, renewal and/or replacement policies; or

5.5.4	offer employment to or employ any person who is then, or had been within six months of such offer, an employee of Employer or its affiliates; or

5.5.5	solicit any employee of the Employer or its affiliates to terminate his or her employment relation or in any way to act in a manner detrimental to his or her employee status.

No provision of this Agreement shall be deemed to prohibit Employee from making passive business investments or serving on the boards of directors of civic groups or of other businesses that do not compete with Employer or its affiliates so long as such activities do not conflict with the written policies of Employer, including any policies requiring the disclosure of such activities or preclude Employee from performing Employee’s obligations pursuant to this Agreement; provided, however, that neither Employer nor its affiliates shall have responsibility or liability for any such activities of Employee.

     5.6   Covenant to Cooperate

          Employee agrees to furnish such information and proper assistance to Employer during and/or following the period of Employee’s services as may reasonably be required by Employer in connection with any litigation, regulatory or administrative investigation or proceeding in which the Employer is or may become a party.

     5.7   Disclosure of Conflicts of Interest; Abstention from Speculation in Securities of Client.

5.7.1	In order to avoid actual or apparent conflicts of interest, Employee shall take all necessary actions to disclosure to Employer any direct or indirect ownership or financial interest in any company, person or entity which is a service provider to Employer, an actual or intended client of the Employer, an insurer or reinsurer of the Employer or which is engaged in activities similar to those engaged in by the Employer.

5.7.2	While Employee is employed by Employer, Employee shall abstain from any direct or indirect acquisition of securities of the Employer or its clients or customers except as may be specifically approved in writing by Employer upon Employee’s own use or to that of others any secret, confidential or proprietary information or knowledge regarding the Employer, its clients or customers for the purpose of speculation in the securities of any of them.

     5.8   General Requirements

          Employee shall observe such business ethics, premises security and similar Employer requirements as may from time-to-time apply.

     5.9   Insider Trading

          Considering that the Employer is a publicly-traded corporation, Employee hereby agrees that Employee will comply with any and all federal and state securities laws including but not limited to those that relate to non-disclosure of information, insider trading and individual reporting requirements and shall specifically abstain from discussing the Employer’s business affairs with any individual who does not have a business need to know such information for the benefit of Employer.

     5.10   Employee Covenants to Survive Termination

          Employee Covenants under Section 5.2 through Section 5.6, inclusive, shall survive any termination of Employee’s employment and shall thereafter continue to be enforceable.

     5.11   Breach of Employee Covenant

          Upon any breach of any Section 5.1 through Section 5.9, inclusive (the “Employee Covenants”), Employer shall have the right to require the Employee to account for and pay over to the Employer and/or its affiliates, as the case may be, all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by him as the result of any transactions constituting a breach of any Employee Covenant, and the Employee shall account for an pay over such Benefits to Employer. The Employer may set off any amounts due to the Employee under this Agreement against any amounts owed to the Employee by the Employer. In the event that it shall be finally determined that the Employer wrongfully offset any amounts owed by the Employer to the Employee, the Employer shall be required to pay to the Employee such amounts, together with any interest accrued thereon from the date said amounts were offset to the date when paid, at the rate of the lesser of the prime rate of interest as in effect at the Chase Manhattan Bank, N.A. or ten percent (10%) per annum.

6.	Miscellaneous

     6.1   Definition of Affiliate

          The term “affiliate”, shall be defined for the purpose of this Agreement to mean any entity directly or indirectly controlling, controlled by or under common control with the Employer, including but not limited to the parents, subsidiaries and/or associated entities of the Employer.

     6.2   Notice

          All notices and other communications that are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if hand delivered against receipt, or mailed, registered or certified mail, return receipt requested, postage prepaid, or delivered by facsimile transmission as follows:

To Employee at:	Michael P. Sabanos 62 Sherwood Drive Huntington, New York 11743

To Employer at:	Kaye Group Inc. 122 East 42nd Street Chanin Building New York, New York 10168 Attention: Carmin de Cespedes Director of Human Resources

or to such other address as any party shall have specified by notice in writing to the others.

     6.3   Applicability of Agreement   This Agreement shall apply with respect to Employee’s services on behalf of Employer and its affiliates.

     6.4   Counterparts   This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     6.5   Paragraph Heading   The headings of Paragraphs of this Agreement are for convenience and reference only and hall not affect the construction or interpretation of any of the provisions hereof.

     6.6   Severability of Agreement Provisions   It is the desire and intent of the parties that the provisions contained in this Agreement shall be enforceable to the fullest extent permitted by law. The invalidity and/or unenforceability in whole or in part of any provision of this Agreement shall not render invalid or unenforceable any other provision of this Agreement, which instead will remain in full force and effect.

     6.7   Scope of Agreement   This Agreement contains the entire Agreement of the parties concerning its subject matter, superseding all prior representations, agreements, and under-standings between the parties with respect to the subject matter herein and supersedes and nullifies all prior understandings and agreements with respect to the subject matter thereof. This Agreement may be changed only by a written instrument signed by both parties.

     6.8   Non-Assignability of Agreement   This Agreement may not be assigned by Employee without the prior written consent of Employer, and any assignment without such written consent shall be void and of no effect. Employer, however, shall have the right to assign this Agreement which will then remain in full force and effect between the Employer and the assignee.

     6.9   Waiver of Breach Not a Waiver of Subsequent Breaches   The waiver by Employer or Employee of any breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     6.10   Right to Injunctive Relief   Employee hereby acknowledges that damages at law will be an insufficient remedy for Employer in the event of a material breach by the Employee of any of the Employee Covenants. Therefore, it is agreed that in the event of any such material breach or threatened breach, the Employer and/or its affiliates shall be entitled, in addition to any other remedies and damages available at law or in equity, to an injunction to restrain such material breach or threatened breach thereof by Employee, Employee’s partners, agents servants, employers and/or employees, and any other person (s) acting for or with Employee. Employee agrees to pay any and all reasonable attorney’s fees and expenses incurred by the Employer and/or its Affiliates in enforcing any Employee Covenant. Any rights or remedies of either party pursuant to the provisions of this Agreement shall be in addition to, and not in substitution of, any rights or remedies otherwise available to either party by law.

     6.11   Own Advisors   The Employee confirms that he has exercised the opportunity to obtain advice and counsel regarding the execution of this Agreement from his own legal, tax, accounting and/or other professional advisors to the extent desired by him.

     6.12   Enforceability   This Agreement shall be governed by and enforced according to the laws of the State of New York regardless of its place of execution or performance.

     6.13   Directors and Officers Liability Insurance   The Employer shall include the Employee within such directors and officers liability insurance as it may from time to time elect to maintain. The Employer shall use its reasonable efforts to advise the Employee of the status and terms of such insurance coverage as may be in effect, and of any cessation of coverage which may arise. In addition to the protections arising under such insurance, the Employee shall be entitled to indemnification to the extent generally applicable to the Employer’s officers pursuant to charter, by-laws and applicable law and regulation.

7.	Special Compensation Entitlement

     a.  i.   If either of the following events occurs, i.e.

               (A)  the services of Employee are terminated by the Employer without cause, or

               (B)  any materially adverse change occurs in the title, compensation or duties of the Employee within 18 months following upon a “Change in Control”, Employee will be entitled to a continuation of his then base compensation (and continued participation in Company benefit plans and programs or to payment of the amount which the Employer would have paid in his behalf) for a duration of difference between 18 months minus the period which has elapsed following the Change in Control until the happening of the events described in (A) or (B) above.

          ii.     The entitlement of the Employee to payments under i. above shall not apply if the Employee is offered an employment agreement incident to a Change in Control which continues his services and compensation as an executive employee (regardless of whether his title and specific authority are changed) for a term of at least 12 months.

     b.  i.   It is a condition to the entitlement of the Employee to the above payments that Employee fulfills all obligations which continue to apply to him after cessation of his employment.

          ii.   No payments under this Section 7 shall be made if the Employee terminates his employment or fails to perform his required duties upon a Change in Control.

          iii.   Any payments which might be due to Employee under the remaining provisions of this Agreement which are applicable to periods after termination of the services the Employee shall be credited against and shall reduce the entitlement of the Employee to the compensation set forth above in this Section

     c.  As used herein, “Change in Control” shall mean the occurrence of (i) and (ii) below during the term of this Agreement or at any time thereafter while Employee continues to serve as Senior Vice President-Chief Financial Officer of the Employer,

          (i)  any acquisition of any person or entity of shares (or rights to vote shares) which entitle such person or entity to elect a majority of the members of the Board of Directors of Kaye Group Inc.; and

          (ii)  within 12 months following (i) above, a change occurs in the composition of the Board of Directors of Kaye Group Inc. such that different individuals comprise a majority of the members of the Board of Directors of Kaye Group Inc. as compared with the composition of the Board prior to such change in shareholdings.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in New York, New York the day and year first above written.

Employee:	/s/ Michael P. Sabanos

Michael P. Sabanos

Employer:	Kaye Group Inc.

By: /s/ Bruce D. Guthart

Bruce D. Guthart, President and Chief Executive Officer

AMENDMENT TO EMPLOYMENT AGREEMENT

               AMENDMENT dated as of March 18, 1998, by and between Kaye Group Inc., a Delaware corporation (“Employer”), and Michael P. Sabanos (“Employee”).

               WHEREAS, Employer and Employee entered into an Employment Agreement (“Agreement”), made effective May 15 1996, which is incorporated herein in its entirety; and

               NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Defined Terms. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

2.	Section 3.1.1 of the Agreement is hereby amended in its entirety and replaced with the following:

     An annual salary of $250,000, payable bi-weekly or at such other interval as Employer may establish for its usual payroll payment and subject to required withholding of taxes, social security, benefit payments, etc.

3.	Section 4.1 and 4.2 of the Agreement are hereby amended in their entirety and replaced with the following:

     Employer and Employee acknowledge that Employee is an “employee at will.” The employment of Employee hereunder and the Term of this Agreement (the “Term”) shall commence on June 1, 1998, and shall continue thereafter unless and until notice of termination is given in writing by either party at least sixty (60) days prior to the termination date.

4.	Section 5.5 of the Agreement is hereby amended in its entirety and replaced with the following:

     Restrictive Covenant

In the event that Employee ceases to be an employee of Employer for any reason (“Withdrawal from the Company”), Employee may conduct business in competition with Employer. However, for the two year period immediately following the Withdrawal from the Company, Employee may not:

(i)  solicit, join, provide services to, advise, give assistance to, or contact any person or entity who was a client of Employer, or any employee of such client, with respect to the provision of insurance or insurance-related services;

(ii)  solicit any persons or entities who, to the knowledge of Employee, are or were identified through leads developed while Employee was employed by Employer;

(iii)  solicit professional relationships introduced to such Employee by any employee or client of Employer while Employee was an employee of Employer;

(iv)  offer employment to or employ any person who is then, or had been within 6 months of such offer, an employee of Employer; or

(v)  solicit any employee of Employer to terminate his or her employment.

Employee acknowledges that a material part of his/her current and future compensation, including salary increases and/or bonuses, is being paid in consideration for Employee’s promises to honor the restrictive covenants and confidentiality aspects of this Employment Agreement. The Employee agrees that the restrictive covenants and confidentiality provisions set forth in this Employment Agreement are both reasonable and necessary to protect the vital interests of Employer and to promote an open and productive working relationship between Employer and Employee, from which Employee will benefit.

5.	Section 6.11 of the Agreement is hereby amended to add the following sentence.

Employee acknowledges that, in connection with this Agreement, Employee has been advised to seek the advise of counsel and is now so advised.

6.	Section 7a.i.(B) of the Agreement is hereby amended as follows:

The words “12 months” shall replace the words “18 months” in both places in which such words appear.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date above written.

MICHAEL P. SABANOS	KAYE GROUP INC.

/s/ Michael P. Sabanos	By:	/s/ Bruce D. Guthart

Bruce D. Guthart, President & CEO

ADDENDUM TO EMPLOYMENT AGREEMENT

In consideration of the mutual agreements herein contained and for other good and valuable consideration, receipt of which is hereby acknowledged by the parties to this Addendum, it is hereby understood and agreed that effective January 1, 2002 (“Effective Date”) the following amendments are made to the Employment Agreement (“Agreement”) between Kaye Group Inc. (hereinafter referred to as the “Employer”) and Michael P. Sabanos (hereinafter referred to as the “Employee”):

1.     The Agreement and any previous addenda thereto shall remain in full force and effect except as set forth herein.

2.     Defined Terms.   Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

3.     Employee hereby acknowledges that part of the consideration for Employer entering into the Addendum is Employee’s agreement: (i) to be bound by the post-termination provisions of the Agreement, including but not limited to the restrictive covenants in Section 5.5 of the Agreement; and (ii) not to contest, now or in the future, the validity and enforceability of Section 5.5 of the Agreement or the other post-termination provisions.

4.     The following changes are made, as indicated by an “X”:

	Name of Employee is changed to:	.

	Notice to the Employee is changed as follows:	.

X	The annual salary shown in Section 3.1.1 is changed to $255,593.13.

Other:

5.     Advice of Counsel

Employee acknowledges that, in connection with this Addendum, Employee has been advised to seek the advice of counsel and is now so advised.

IN WITNESS WHEREOF the parties hereto have executed this Addendum as of the Effective Date.

Kaye Insurance Associates, Inc.		MICHAEL P. SABANOS

By:	/s/ Bruce Guthart	By:	/s/ Michael P. Sabanos

Print:	Bruce Guthart